Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of GlobalOptions Group, Inc. and Subsidiaries on Form SB-2/A, Amendment No. 1 (File No. 333-136468) of our report dated April 3, 2006, with respect to our audits of the consolidated financial statements of GlobalOptions Group, Inc. and Subsidiaries as of December 31, 2005 and for each of the years ended December 31, 2005 and 2004, which report appears in the Prospectus, which is part of this Registration Statement of GlobalOptions Group, Inc and Subsidiaries for the year ended December 31, 2005. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP

New York, New York
September 15, 2006